November 10, 2005                                                  Robert Price
                                                                   212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
                REPORTS EARNINGS OF $.09 FOR THIRD QUARTER 2005;
                             $0.24 FOR NINE MONTHS

        Price Communications Corporation (NYSE:PR) announced today results for the quarter and nine months ended September 30, 2005. The Company reported income from its partnership with Verizon of $8.5 million for the quarter ended September 30, 2005, and $25.3 million for the nine months ended September 30, 2005.

        The following table presents selected unaudited financial data for the periods:

-------------------------------------------------------------------------------
UNAUDITED                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                      SEPTEMBER 30,            SEPTEMBER 30,
--------------------------------     ------------------      ------------------
                                                      (000'S)
                                     ------------------------------------------

                                         2005      2004         2004      2003
                                      -------   -------     -------     -------
EARNINGS FROM PARTNERSHIP .........   $ 8,467   $ 8,360      $25,324   $24,988
OTHER INCOME, NET .................     1,141     1,908        3,380     8,638
NET INCOME ........................     5,052    53,677(1)    13,328    66,003(1)
NET INCOME PER SHARE (BASIC) ......   $  0.09   $  0.95(1)   $  0.24   $  1.17(1)
WEIGHTED AVERAGE SHARES OUTSTANDING    56,240    56,341       56,224    56,464
-------------------------------------------------------------------------------

(1) Net income in 2004 includes the reversal of a long-term tax liability of $53.165 million.

         In connection with these results, Robert Price, President of the Company said:

        "We're delighted with the performance of our Verizon Wireless partnership, which was created in 2002. We believe in Verizon, although the stock price has not performed as we had hoped. As you know, our partnership interest will be converted to Verizon Communications stock in August 2006. We have alternatives at that point for the Board to consider.
        One alternative is the acquisition of other operating properties while holding the Verizon stock as a long-term asset in which case no tax is due. We can do this through newly-raised money or by borrowing against the Verizon stock that we will own. As of today we could probably issue a Price Communications convertible preferred stock. These acquisitions might be companies such as a broadcasting company, a telephone company or a closed-end investment fund.
        Another option is to seek liquidation by exchanging our stock tax-free for Verizon stock. We would need 66 2/3% of all outstanding shares which would be difficult to get since a number of shareholders oppose liquidation and would prefer we become a closed-end fund or acquire operating assets. Some shareholders believe Verizon common stock will rise in the next few years and if we hold it, it will be a growing asset in our Company.
        Of course, if the Board chooses to submit to the choice of a liquidation and we fail to get the required vote, we will be compelled to take another course of action. The path we choose will be determined by the Board of Directors and we may soon submit a referendum to shareholders for guidance on what we should do which will not be binding but will be persuasive.

        WHEN WE FIRST DID THIS DEAL IT APPEARED THAT PRICE STOCK COULD BE EXCHANGED ON A TAX-FREE BASIS FOR VERIZON COMMUNICATIONS STOCK AND WE WOULD REALIZE ABOUT $22 PER SHARE. With Verizon having dropped off to about $31.00, the option of a liquidation which was attractive to us in the beginning is far less attractive to us today unless things change in the next couple of months.
        We will keep you posted and we may have a general referendum meeting or perhaps have a corporate-wide conference call for all our shareholders to share their thoughts. Please rest assured that the situation of Verizon stock troubles your Directors and me as much as it troubles you. We continue to explore a solution that we can recommend."

        On August 15, 2002 Price Communications Corporation completed its transaction with Verizon, under which the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest may be exchanged in 2006 into the common stock of Verizon Communications, Inc.

         Price Communications Corporation is a New York based corporation and trades on the NYSE. It is also traded on the Chicago Stock Exchange (symbol:
PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING INFORMATION INVOLVES RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT EXPECTED RESULTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S SEC FILINGS, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S ANNUAL REPORT ON FORM 10-K.